Exhibit 21.1

SUBSIDIARIES OF EQT INFRASTRUCTURE COMPANY LLC

(As of March 31, 2026)

Name	Jurisdiction
EQIC Alpine GP LLC	Delaware
EQIC Arctura GP LLC	Delaware
EQIC Boost GP LLC	Delaware
EQIC Box GP LLC	Delaware
EQIC Frequency GP LLC	Delaware
EQIC Frio GP LLC	Delaware
EQIC Holdings GP LLC	Delaware
EQIC Holdings L.P.	Ontario
EQIC Holdco LLC	Delaware
EQIC McNair GP LLC	Delaware
EQIC Pebble GP LLC (formerly EQIC Liquidity LLC)	Delaware
EQIC Sedna GP LLC	Delaware
EQT Covert GP LLC	Delaware
EQT Stallion GP LLC	Delaware